Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm

The Shareholders
Lexington Corporate Properties Trust:


We consent to the use of our report dated February 24, 2004, except as to notes 2, 3, 5, and 19, which are as of November 29, 2004 with respect to the consolidated financial statements and related financial statement schedule, included in Lexington Corporate Properties Trust's Annual Report on Form 10-K for the year ended December 31, 2003, as updated by the Current Report on Form 8-K dated December 1, 2004, incorporated by reference in this Registration Statement and to the reference to our firm under the heading "Experts" in the Registration Statement.




                                  /s/ KPMG LLP


New York, New York
December 27, 2004